RIVIERA HOLDINGS CORPORATION
                          2901 Las Vegas Boulevard South
                              Las Vegas, Nevada 89109

                                   -------------

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 15, 2001

TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 15, 2001, at 1:00 p.m., local time, for the following purposes:

                  1.       To elect a Board of Directors;

                  2. To consider a shareholder proposal that the Board of Directors take such action as may be necessary to establish a policy relating to political contributions to candidates for public office and that a list of all such contributions, identifying the candidate, date and amount, be made available annually to any shareholder or investor; and

                  3. To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponements thereof.

         The Board of Directors fixed April 3, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, par value $.001 per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 2000, which includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000, is enclosed herewith.

                                            By Order of the Board of Directors,



                                            William L. Westerman
                                            Chairman of the Board

Dated:  April 10, 2001

YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109

                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on May 15, 2001
                                                                 April 10, 2001
TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Tuesday, May 15, 2001, at 1:00 p.m., local time. This Proxy Statement and the accompanying form of proxy is being mailed to the stockholders on or about April 10, 2001.

         All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on April 3, 2001 (the "Record Date") are entitled to one vote at the meeting for each outstanding share of Common Stock as of the Record Date held by such shareholder. At the close of business on April 3, 2001, 3,668,128 shares of Common Stock were outstanding.

         The Board of Directors requests each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention:
Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                          PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, the Stockholders will consider and vote upon:

                  1. the election of four directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company;

                  2. a shareholder proposal that the Board of Directors take such action as may be necessary to establish a policy relating to political contributions to candidates for public office and that a list of all such contributions, identifying the candidate, date and amount, be made available annually to any shareholder or investor; and

                  3. such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                          VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors who receive an affirmative vote of a majority of the shares represented at the meeting shall be elected. Accordingly, shares which are counted toward a quorum but are not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) could prevent the election of any of the nominees for director. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted: (1) FOR the election of all of the nominees for director named in this Proxy Statement; (2) AGAINST proposal number 2 delineated in this Proxy Statement; and (3) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of four members, all of whom have been nominated for election at the Annual Meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of April 3, 2001, regarding the four nominees for director:

Name                                     Age     Position

William L. Westerman                     69    Chairman of the Board and Chief
                                               Executive Officer of the Company
                                               and Riviera Operating Corporation
                                               (ROC), a wholly-owned subsidiary
                                               of the Company, and President of
                                               the Company

Robert R. Barengo                        59    Director  of the Company and ROC
                                               and  Director  of  Government and
                                               Public Affairs of ROC

James N. Land, Jr.                       71    Director of the Company and ROC

Jeffrey A. Silver                        56    Director of the Company and ROC


         William L. Westerman has been Chairman of the Board and Chief Executive Officer of the Company since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (the Company's predecessor) from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then later had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman was on the Board of Managers of Peninsula Gaming Partners, LLC from June, 1999 to December, 2000.

     Robert R. Barengo has been a Director of the Company and ROC since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 Mr. Barengo was elected Speaker of the Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. From May 1996 to March, 2000 Mr. Barengo was a director and is currently a 7% shareholder of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed Mr. Barengo as a member of the State of Nevada Dairy Commission and in July 1993, the Governor appointed Mr. Barengo as Chairman of the State of Nevada Dairy Commission, a position he still holds. Mr. Barengo was also a director of Saxton, Inc., until he resigned from that position on April 12, 2000. Mr. Barengo accepted the position of Director of Government and Public Affairs with ROC effective January 1, 2001, in addition to his duties as a Board Member of the Company.

     James N. Land, Jr. is currently a corporate consultant. Mr. Land was elected a director of the Company and ROC on January 21, 1999. Mr. Land is also a director of E. W. Blanch Holdings, Ltd. During the period 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and Head of International Operations. From 1971 through 1989, he served as a director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc. and Northwest Airlines, Inc.

     Jeffrey A. Silver has been a Director of the Company and ROC since February 26, 2001. Mr. Silver is currently a shareholder with Gordon & Silver, Ltd., a law firm with its principal offices located in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the COO and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of the Riviera Hotel & Casino from 1983 to 1984 and Senior Vice President at Caesars Palace in 1984. Mr. Silver served on the Board of the Las Vegas Convention and Visitor's Authority from 1989 to 1992 as Secretary/Treasurer where he also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the ABA Section of Gaming Law from 1994 to 1996.

      Richard L. Barovick, who was elected as a director of the Company and ROC on August 4, 1998, resigned his positions effective August 17, 2000.

Compensation of Directors

      Messrs. Land and Silver are each paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Under the Directors' Option Plans, options to purchase 2,000 shares at an exercise price of $13.50 were granted to Mr. Barengo on May 12, 1997, options to purchase 2,000 shares at an exercise price of $9.00 were granted to Mr. Barengo on May 11, 1998, options to purchase 2000 shares at $4.88 per share were granted to Mr. Barengo on May 10, 1999 and options to purchase 2,000 shares at $7.75 per share were granted to Mr. Barengo on May 10, 2000. Upon becoming directors of the Company, under the Directors' Option Plan, Mr. Land was granted options to purchase 2,000 shares at an exercise price of $5.50 on January 21, 1999, and former director Mr. Barovick was granted options to purchase 2,000 shares at an exercise price of $7.50 on August 4, 1998. Messrs. Land and Barovick were each subsequently granted options to purchase 2,000 shares at an exercise price of $4.88 per share on May 10, 1999 and options to purchase 2,000 shares at an exercise price of $7.75 on May 10, 2000. On August 17, 2000, Mr. Barovick resigned from the Company's and ROC's Board of Directors for personal and family reasons. The market price for the Company's common stock at the close of business on the date of Mr. Barovick's resignation was $7.50 per share. The Company paid Mr. Barovick the spread of the vested portions of his options in the amount of $1,048.00 calculated as follows:

                   NUMBER OF                  MARKET PRICE                PERCENT        NUMBER        AMOUNT
     DATE           SHARES      OPTION PRICE     8/17/00        SPREAD     VESTED    SHARES VESTED      DUE
   08/04/98          2,000         $7.50          $7.50         $0.00        40%            800             0
   05/10/99          2,000         $4.88          $7.50         $2.62        20%            400        $1,048
   05/10/00          2,000         $7.75          $7.50        ($0.25)        0%              0             0
                     -----                                                                -----        ------
                     6,000                                                                1,200        $1,048
                     =====                                                                =====        ======

         Upon becoming Director of the Company, under the Directors' Option Plan, Mr. Silver was granted options to purchase 2,000 shares at an exercise price of $7.05 on February 26, 2001.

         Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Messrs. Westerman and Barengo are such directors. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares were issued to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares were issued to Mr. Barengo for a portion of his director's fees in 1997.

Board of Directors and Committee Meetings

         The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Land, Barengo and Silver. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

         The Company and ROC each has a Compensation Committee composed of Messrs. Land, Barengo and Silver. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

         In 2000, the Audit Committee and the Compensation Committee each met 4 times.

         In 2000, the Board of Directors of the Company held 7 meetings. No member of the Board of Directors attended in 2000, fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                                 PROPOSAL NO. 2

                           POLITICAL CONTRIBUTION AND

                                DISCLOSURE POLICY

         The Company has received notice that Derek D. Schaefer and Michael R. Schaefer, 3930 Swenson Street, #105, Las Vegas, Nevada 89119, holders as joint tenants of 778 shares of the Company's common stock intended to introduce the following proposal (the "Schaefer Proposal"), at the Company's shareholder meeting:

                  That  the  Board  of  Directors  take  such  action  as may be necessary to establish a policy relating to political contributions to candidates for public office, and that a list of all such contributions, identifying the candidate, date and amount, be made available annually to any shareholder or investor.

STATEMENT IN SUPPORT OF THE SCHAEFER PROPOSAL:

         The amount of money involved in political contributions can be substantial, Nevada law permitting up to $10,000 for any candidate and federal law having `soft money' contribution opportunities that are almost without limitation. Some companies donate exclusively to Democrats, or to Republicans, even though their shareholders have a variety of political faiths. Some companies donate only to those offices that directly affect the corporation's business, such as State Legislature or the U.S. Congress, and never to judicial or school-education related offices.

         If our corporation has no policy with regards to political contributions, it should. MGM Mirage contributes to candidates with whom it has a `relationship; regardless of the political office, such as employees who are candidates, or candidates who have a family-member employed in the industry. Some corporations made no contributions at all as to the political process. It is in the best interests of the shareholders that our corporation establish a written policy that can be some guidance to those administering the numerous requests received from both in and out of Nevada in the years to come, a policy that can be debated and/or amended from time to time. Our corporation is a good citizen in the business community of Nevada, and elsewhere (Colorado) and our involvement, or lack of involvement, should not be a secret.

         Please make your proxy FOR; otherwise management will vote your shares AGAINST.

STATEMENT IN OPPOSITION OF THE SCHAEFER PROPOSAL:

         The Company does have a policy in effect addressing political contributions to candidates for public office. The Executive Committee reviews, discusses, recommends and decides on each candidate for public office who submits a request for political contribution. The Company assumes a non-partisan position with regards to all such contributions. The Company has established the position of maintaining the privacy of its policies and feels it is in its best interests to maintain that position. The Schaefer Proposal, if approved, would require the Company to amend its existing policy to require the Company to publish a list of all political contributions, identifying the candidate, date and amount of the contribution. Publicizing our policy would afford candidates the opportunity to formulate their requests to meet the design of our policy. Publicizing this or any of our policies is not in the best interests of the Company and could have a detrimental effect on operations. In addition, all of the information the Schaefer Proposal would require the Company to publish is already available to the general public through each candidate's campaign contribution filings.

The Board Of Directors Recommends That Stockholders Vote "AGAINST" This Proposal No. 2.

                                OTHER INFORMATION

Executive Officers

         The following table sets forth certain information as of April 3, 2001 regarding the executive officers of the Company and ROC:

Name                                Age         Position

William L. Westerman                69          Chairman  of the Board and Chief
                                                Executive Officer of the Company
                                                and ROC and President of the
                                                Company

Duane R. Krohn                      55          Treasurer and CFO of the Company
                                                and  ROC,  and  Executive  Vice
                                                President of Finance of ROC

Tullio J. Marchionne                46          Secretary  and  General  Counsel
                                                of the  Company and ROC and Vice
                                                President of ROC

Robert A. Vannucci                  53          President and Chief Operating
                                                Officer of ROC

Ronald P. Johnson                   52          Executive Vice President of
                                                Gaming Operations of ROC

Jerome P. Grippe                    58          Executive Vice President of
                                                Operations of ROC

Michael L. Falba                    58          Vice President of Casino
                                                Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors."

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994, and Executive Vice President of Finance of ROC on July 1, 1998 and served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         Tullio J. Marchionne assumed the position of General Counsel of the Company and ROC on January 10, 2000, was appointed Secretary of the Company and ROC on February 17, 2000 and elected Vice President of ROC on February 26, 2001. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a Casino Games Dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when the Company and ROC transferred Mr. Marchionne to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement the Company had with the Four Queens at that time through the Company's wholly-owned subsidiary, Riviera Gaming Management-Elsinore and served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December 1997. Mr. Marchionne served as a Casino Supervisor with Bally's, Las Vegas, from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin (a casino/hotel operated in Las Vegas) from November 1998 until December 1999.

          Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, Executive Vice President of Gaming Operations of ROC on July 1, 1998, and on February 10, 1999, President of Riviera Black Hawk, Inc., the Company's wholly-owned subsidiary which owns and operates the Riviera Black Hawk Casino, a position he holds currently with his Executive Vice President of ROC position. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, Senior Vice President of Operations of ROC on July 1, 1998 and Executive Vice President of ROC on September 1, 2000. Mr. Grippe served as General Manager of the Four Queens Hotel and Casino from June, 1998 to September, 1999 pursuant to the management agreement the Company had with the Four Queens at that time through the Company's wholly-owned subsidiary, Riviera Gaming Management-Elsinore and as General Manager of the Diamond Jo riverboat casino located in Dubuque, Iowa from September, 1999 to July, 2000, pursuant to a management agreement the Company had with Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino, and Riviera Gaming Management, a wholly-owned subsidiary of the Company. Mr. Grippe performed in the capacity as general manager at these properties concurrently with his duties at the Company. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the Years ended December 31, 1998, 1999 and 2000, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 2000 from the Company (collectively, the "Named Executive Officers").

             Name and                                                  Other Annual         All Other
        Principle Position          Year    Salary      Bonus         Compensation  (1)   Compensation  (2)
William L. Westerman                2000    $600,000   $900,000 (3)    $607,425 (4)          $2,566
Chariman of the Board and           1999     600,000    900,000 (3)     140,300 (4)           2,566
Chief Executive Officer of the      1998     600,000    900,000 (3)     413,300 (4)           2,402
Company and ROC

Robert A. Vannucci                  2000    $250,000   $236,166 (5)      $7,425              $1,438
President and Chief Operating       1999     209,336    158,333           7,300               1,156
Officer of ROC                      1998     183,710     84,000           7,300                 818

Duane R. Krohn                      2000    $237,500   $236,166 (6)      $7,425              $1,438
Treasurer of the Company            1999     211,149    158,333           7,300               1,156
and Executive Vice President of     1998     160,040     84,000           7,300                 563
Finance and Treasurer of ROC

Ronald P. Johnson                   2000    $237,500   $236,166  (7)     $7,425              $1,438
Executive Vice President of         1999     209,759    158,333           7,300               1,156
Gaming Operations of ROC            1998     188,757     84,000           7,300                 818

Jerome P. Grippe                    2000    $183,333   $211,166 (8)      $7,425              $1,062
Executive Vice President of         1999     159,576    133,333           7,300                 733
Operations of ROC                   1998     134,196     84,000           7,300                 469

(1) Includes amounts contributed by the Company under the Company's Profit Sharing and 401(k) Plans. The Company contributed for the account of each executive $7,425 in 2000, $7,300 in 1999 and$7,300 in 1998.
(2)  Includes premiums paid by the Company for excess life insurance.
(3) See "Employment Agreements" for a summary of certain of the provisions of Mr. Westerman's employment agreement.
(4) Includes contributions to Mr. Westerman's retirement account of $600,000 in 2000, $133,000 in 1999 and $406,000 in 1998. Does not include interest earned on retirement account of $647,096 in 2000, $469,250 in 1999 and $410,159 in 1998. (See "Employment Agreements")

(5) Includes $100,000 current year incentive, $83,333 accrued Stay Put Bonus and $52,833 Special Incentive Bonus. The Special Incentive Bonus was paid in Restricted Stock on March 15, 2001 and the Stay Put Bonus will be included in the Deferred Compensation Plan.
(6) Includes $100,000 current year incentive, $83,333 accrued Stay Put Bonus and $52,833 Special Incentive Bonus, substantially all of which will be included in the Company's Deferred Compensation Plan.
(7) Includes $100,000 current year incentive, $83,333 accrued Stay Put Bonus and $52,833 Special Incentive Bonus, of which approximately 50% will be included in the Company's Deferred Compensation Plan.
(8) Includes $100,000 current year incentive, $58,333 accrued Stay Put Bonus and $52,833 Special Bonus. The Special Bonus was paid in Restricted Stock on March 15, 2001 and approximately 40% of the current year incentive and the Stay Put Bonus will be included in the Deferred Compensation Plan.

Option Grants

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Options for an aggregate of 1,000,000 shares have been granted under the Stock Option Plan as of December 31, 2000. During the Company's 2000 fiscal year 93,000 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 2000

         The following table presents at December 31, 2000 the value of unexercised in-the-money options held by the Named Executive Officers.

                                  Number of                Value of Unexercised,
                            Unexercised Options             In-The-Money Options
                      ----------------------------      ------------------------

Name                       Vested       Not Vested         Vested     Not Vested
William L. Westerman      320,000                0             $0             $0
Robert A. Vannucci         22,000           15,000         14,083         13,438
Duane R. Krohn             22,000           15,000         14,083         13,438
Ronald P. Johnson          22,000           15,000         14,083         13,438
Jerome P. Grippe           17,500           10,500          9,844          9,406

         The following table presents options granted during 2000.

                                         Individual Grants                          Potential Realizable Value at
                                                                                      Assumed Annual Rates of
                                            Percent of                              Stock Price Appreciation for
                                               Total                                         Option Term
                            Number of         Options
                           Underlying        Granted to   Exercise of
                            Options          Employees    Base Price   Expiration           5%           10%
Name                        Granted           in 2000     Per Share       Date

Robert A. Vannucci           10,000            10.8%       $7.6875       4/26/10         $125,221      $199,394
Duane R. Krohn               10,000            10.8%        7.6875       4/26/10          125,221       199,394
Ronald P. Johnson            10,000            10.8%        7.6875       4/26/10          125,221       199,394
Jerome P. Grippe              7,000             7.5%        7.6875       4/26/10           87,655       139,576

Option Surrenders

         On November 26, 1996, 414,000 stock options were granted to eighteen Riviera Executives at an option price of $13.625 per share, 320,000 of which were granted to Mr. Westerman. Two of these executives' options totaling 11,000 shares have since been cancelled due to those executives leaving the Company, resulting in a balance of 403,000 options at $13,625 per share held by sixteen Company executives. These options were vested in their entirety in these sixteen executives.

         On January 16, 2001, the Board approved a Stock Option Surrender Plan (the "Surrender Plan"). Pursuant to the Surrender Plan, each executive could surrender all or any portion of his/her $13.625 options. Further, the Company may, but is not obligated, grant new options in an amount no less than the shares surrendered, to be issued no sooner than six months and a day after the surrender of the $13.625 options. Any new options granted will be at the price of the Company's common stock on the date of grant and are subject to the vesting requirements of the Company's Employee Stock Option Plan.

         All sixteen Company executives surrendered the entire balance of 403,000 of the $13.625 options effective January 31, 2001.

         The following table presents the value of unexercised in-the-money options held by the Named Executive Officers as of January 31, 2001, following the surrender of the $13.625 options utilizing the December 31, 2000 price of the Company's Common Stock.

                                  Number of                Value of Unexercised,
                              Unexercised Options          In-The-Money Options
Name                        Vested       Not Vested       Vested     Not Vested
William L. Westerman           0                0             $0             $0
Robert A. Vannucci        15,000           15,000         14,063         13,438
Duane R. Krohn            15,000           15,000         14,063         13,438
Ronald P. Johnson         15,000           15,000         14,063         13,438
Jerome P. Grippe          10,500           10,500          9,844          9,406

Employment Agreements

        William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

        Under Mr. Westerman's existing employment agreement with the Company, which was last amended on December 6, 2000, Mr. Westerman shall be employed by the Company for an indefinite period subject to termination by either the Company or Mr. Westerman on not less than 120 days prior written notice. Mr. Westerman's base compensation is $600,000.

        Under  his  employment   agreement,   Mr.   Westerman  is  entitled  to
participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000. Mr. Westerman received an incentive bonus of $900,000 for 2000. Pursuant to the December 6, 2000 amendment to the extent Mr. Westerman's bonus exceeds $400,000 in 2001 and each succeeding year, such excess amount shall be deducted from the principal balance of his retirement account at the time the bonus is paid.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $6,533,000 had been credited to the retirement account from its inception through January 1, 2001. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year was credited to the account on January 1 of that year. Pursuant to the December 6, 2000, amendment to Mr. Westerman's employment agreement, the January 1, 2001 contribution was the final principal contribution to the retirement account.

         The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits. However, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman had the right to require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman. He also has the right to require the Company to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, the stockholders of the Company by a majority vote approved the Agreement and the Plan of Merger with R&E Gaming Corp. and its wholly-owned subsidiary Riviera Acquisition Sub, Inc. Such stockholder approval constituted a Change of Control. On March 5, 1998, subsequent to this Change of Control, Mr. Westerman exercised his right to require the Company to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman and the Company entered into an agreement whereby Mr. Westerman waived his right to have the Company fund the Rabbi Trust in exchange for the Company agreeing to fund such Rabbi Trust within five business days after notice from Mr. Westerman. The merger agreement was subsequently terminated and litigation ensured as described in Item 3, Legal Proceedings.

         In the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account (principal and current interest) in 20 equal installments as of the date he ceases to be employed by the Company. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement, termination (except for cause) or upon a change in control of the Company.

         Pursuant to the employment agreement, the retirement account was credited quarterly with interest and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. This interest continues to accrue pursuant to the December 6, 2000 amendment. Total interest earned was $647,418 for 2000, $487,729 for 1999 and $410,159 for 1998. In the event the Rabbi Trust has been funded, upon Mr. Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         Mr. Westerman's employment agreement provides (a) that the sum of Mr. Westerman's base salary, bonus, and credits to his Retirement Account in any one year shall not exceed that which would have been payable under his previous employment agreement with the Company, and (b) that Mr. Westerman shall instruct the Company of any reductions in base salary, bonus, and credits to his retirement account necessary to comply with this limitation. The Company determined that for the year 1999, a reduction of $467,000 would be necessary to comply with this provision. For 1998 the Company determined a reduction of $194,000 was necessary to comply with this provision. Prior to December 31, 1999, and December 31, 1998, Mr. Westerman instructed the Company that this be applied to reduce the amount to be credited to his retirement account from $600,000 to $133,000 and to $406,000 respectively.

         In  addition  to  Mr.  Westerman,   three  executives  have  employment
agreements with the Company.

         Mr. Vannucci was appointed President of ROC effective October 1, 2000. Mr. Vannucci's employment agreement was amended at that time to reflect this appointment. Mr. Vannucci's base compensation is $300,000. Mr. Vannucci's employment agreement contains a Termination Fee Agreement and a Stay Bonus Agreement. See "Termination Fee Agreements" and "Stay Bonus Agreements". It also provides for a "Normal Incentive Bonus" entitling Mr. Vannucci to participate in the Company's Incentive Compensation Plan (the "Plan") whereby he may share a portion of the Plan's pool which provides for a target of $25 million EBITDA for the years 2000 and 2001 with amounts being credited to the Plan's pool up to a maximum of $1.2 million. Mr. Vannucci's Incentive Bonus for the year 2000 was $100,000. Mr. Vannucci's employment agreement also provides for a "Special Incentive Bonus" in an amount equal to one-third of any excess of $1.2 million which would have been credited to the Incentive Bonus Pool. In 2000, there was such an excess of approximately $158,500 of which Mr. Vannucci received one-third (1/3) or $52,833.

         Mr. Vannucci also receives compensation in the form of restricted stock pursuant to the Company's Restricted Stock Plan (see "Restricted Stock Plan"). Mr. Vannucci's agreement provides that he is to receive $25,000 in Company restricted common stock at market from treasury on the first business day of each quarter, plus Company restricted common stock at market from treasury in the same amount he receives pursuant to the Company's Incentive Compensation Plan. Pursuant to the Restricted Stock Plan, Mr. Vannucci may not sell, assign, pledge, encumber or otherwise transfer any of the restricted shares so long as Mr. Vannucci is employed by the Company, without the written consent of the Company. The Restricted shares fully vest to Mr. Vannucci upon his separation of employment from the Company, so long as such separation is not a termination for cause. Mr. Vannucci's agreement is effective until December 31, 2001, and automatically renews annually subject to one-hundred twenty (120) days prior written notice by either party.

         Duane Krohn (Treasurer of the Company and Executive Vice President of Finance of ROC) and Ronald Johnson (Executive Vice President of Gaming of ROC and President of the Company's wholly owned subsidiary, Riviera Black Hawk, Inc) each have employment agreements. Messrs. Krohn and Johnson each have a base compensation of $250,000. Their employment agreements each contain a Termination Fee Agreement and a Stay Bonus Agreement. See "Termination Fee Agreements" and "Stay Bonus Agreements". They also provide for a "Normal Incentive Bonus" entitling Messrs. Krohn and Johnson to participate in the Company's Incentive

Compensation Plan (the "Plan"), whereby they may share a portion of the Plan's pool which provides for a target of $25 million EBITDA for the years 2000 and 2001 with amounts being credited to the Plan's pool up to a maximum of $1.2 million. Messrs. Krohn and Johnson each received an Incentive Bonus in the amount of $100,000 for 2000. These employment agreements also provide for a "Special Incentive Bonus" in an amount equal to one-third of any excess of $1.2 million, which would have been credited to the Incentive Bonus Pool. In 2000 there was such an excess of approximately $158,500 resulting in Messrs. Krohn and Johnson each receiving $52,833 for the Special Incentive Bonus. Messrs. Krohn and Johnson's employment agreements are in effect until June 30, 2001.

Profit Sharing and 401(k) Plans

         On June 30, 1993, the Company and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k)
Plans") and the Company and ROC have continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC have amended the Adoption Agreement to provide that all current employees of Riviera Las Vegas who were employed on April 1, 1992, who were at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by Riviera Las Vegas after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Riviera Las Vegas.

         The Company has identical plans for its 100% indirectly owned subsidiary, Riviera Black Hawk, Inc., which operates its casino in Black Hawk, Colorado. Employees hired prior to June 30, 2000, who were at least 21 years of age and who were not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. After June 30, 2000, all new employees who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at Riviera Black Hawk.

         The Company may make a contribution to the 401(k) component of the Plan in an amount not to exceed twenty-five percent (25%) of the first eight percent (8%) of each participant's compensation, which is contributed as a salary deferral.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $2 million by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plans if it notifies its employees by January of the Profit Sharing and 401(k) Plans year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

         Effective January 1, 2000, the Company suspended contributions to the Profit Sharing Plan and substituted contributions to an Employee Stock Ownership Plan ("ESOP"), (see "Employee Stock Ownership Plan", directly below).

Employee Stock Ownership Plan

         On October 2, 2000, the Board of Directors adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP was established effective January 1, 2000 and replaces the profit sharing contribution component of the Profit Sharing and 401(k) Plans. The 401(k) component remains unchanged. The ESOP provides that all employees of Riviera Las Vegas and Riviera Black Hawk employed in the Plan Year who had completed a minimum of one thousand hours of service in that Plan Year, were employed through December 31 of that Plan Year, were at least 21 years of age and were are not covered by a collective bargaining agreement are eligible to participate in the ESOP. The ESOP provides that the Company will make a contribution to the ESOP's participants of its Las Vegas and Black Hawk properties relative to the economic performance of each property. For Riviera Las Vegas, the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $2 million by which operating earnings is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. For Riviera Black Hawk, the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $1 million by which operating earnings is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. Under the ESOP, the Company contribution will be made in cash which will be used to buy Company common stock.

Deferred Compensation Plan

         On October 2, 2000, the Board of Directors adopted a Deferred Compensation Plan (the "Plan"). The purpose of the Plan is to provide eligible employees of the Company with the opportunity to defer the receipt of cash compensation. Participation in the non-qualified Plan is limited to highly compensated employees who receive compensation of at least $100,000. The deferred funds are maintained on the Company books as unfunded liabilities. All elections to defer the receipt of compensation must be made no later than the December 1st preceding the Plan Year to which the election relates and are irrevocable for the duration of that Plan Year. Six Company executives are currently participating in the Plan.

Restricted Stock Plan

         On October 2, 2000, the Board of Directors adopted a Restricted Stock Plan to provide incentives which will attract and retain highly competent persons as officers and key employees by providing them opportunities to receive restricted shares of the Company's Common Stock. Participants will consist of such officers and key employees of the Company as the Company's Compensation Committee determines to be significantly responsible for the success and future growth and profitability of the Company. Awards of restricted stock are subject to such terms and conditions as the Company determines to be appropriate at the time of the grant, including restrictions on the sale or other disposition of such shares and the provisions for the forfeiture of such shares for partial or no consideration upon termination of the participant's employment within specified periods or under certain conditions. Mr. Robert Vannucci and Mr. Jerome P. Grippe, President and Executive Vice President, respectively, of the Company's wholly-owned subsidiary, Riviera Operating Corporation, are currently the only participants in the Restricted Stock Plan.

Key Employee Retention Plan

         As a result of the scheduled openings of several new Las Vegas Strip properties in 1998, 1999 and 2000, an estimated 38,000 jobs had to be filled on the Las Vegas Strip, including approximately 5,000 supervisory positions. Because of the Riviera's performance and reputation, its employees were prime candidates to fill these positions. In the third quarter of 1998, management instituted an employee retention plan which covers approximately 85 executive, supervisory and technical support positions and includes a combination of employment contracts, stay put agreements, bonus arrangements and salary adjustments.

Stay Bonus Agreements

         Approximately 85 executive officers and significant employees (excluding Mr. Westerman) of ROC are party to agreements pursuant to which each such employee is entitled to receive a "stay bonus" (varying amounts) if the employee is discharged without cause (as defined in the stay bonus agreements), or continues to be employed by the Company on each of January 1, 2000, January 1, 2001 and June 30, 2001. The estimated total amount that was payable under all such agreements was approximately $2.2 million, of which approximately $610,000 was paid in January, 2000, $1,068,000 was paid in January, 2001 and $462,500 will be paid on June 30, 2001.

Termination Fee Agreements

         Approximately   85  executive   officers  and   significant   employees
(excluding Mr. Westerman) of ROC have termination fee agreements effective through December 2001, pursuant to which each of such employees will be entitled to receive (1) either six months' or one year's base salary if their employment with the Company is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) group health insurance for periods of either one or two years. The base salary payments are payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find employment. The estimated total amount that would be payable under all such agreements is approximately $5 million including $1.2 million in benefits, as of December 31, 2000.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan (revised to provide contributions to ESOP) and long-term incentive compensation in the form of incentive stock options or non-qualified stock options, a deferred compensation plan and a restricted stock plan.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan, ESOP, Deferred Compensation Plan and Restricted Stock Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties on the Las Vegas Strip in 1998, 1999 and 2000 and the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                  Date:    February 26, 2001       Jeffrey A. Silver    Chairman
                                                   Robert R. Barengo    Member
                                                   James N. Land        Member


                             Audit Committee Report

         In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of two independent members and one non-independent member. Robert Barengo is the non-independent member of the Audit Committee. Mr. Barengo's status as a non-independent member is the result of his receiving a consulting fee in excess of $60,000 in 1998, 1999 and 2000 and by way of his becoming an employee of the Company effective January 1, 2001. The consulting arrangement between the Company and Mr. Barengo terminated as of December 31, 2000. Due to Mr. Barengo's knowledge of general business matters, his experience within the gaming industry and his tenure on the Company's Board (Mr. Barengo has been a member of the Board since the Company's inception in 1993), it is the Board's determination that it is in the best interests of the Company and its Shareholders that Mr. Barengo serve as a member of the Company's Audit Committee.

         During fiscal year ended December 31, 2000, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee specifically addressed, discussed and concluded that the independent auditors' provision of non-audit services was compatible with maintaining the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing and concurred in the appointment of a new director of internal audit. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

Audit Fees

         The Company paid the independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collective "Deloitte") a total of $185,000 for the fiscal year 2000 for the preparation of the Company's annual audit and review of the Company's annual financial statements and for review of the financial statements included in the Company's quarterly reports on form 10-Q for the first three quarters of fiscal 2000, including its reporting subsidiaries.

Financial Information Systems Design and Implementation Fees

         Deloitte has not provided any information technology services to the Company during fiscal 2000.

All Other Fees

         The Company paid Deloitte a total of $43,350 for other professional services rendered in fiscal 2000, including professional services in connection with income tax and benefit plan audit services. The Audit Committee has considered whether the provision by Deloitte of the non-audit services listed above is compatible with maintaining Deloitte's independence.

             Date:    February 26, 2001       James N. Land, Jr.      Chairman
                                              Robert R. Barengo       Member
                                              Jeffrey A. Silver       Member

                              Performance Graph

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on May 13, 1996, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.

The graph is a Comparison of Cumulative Total Return Among the Company, NYSE/ AMEX/Nasdaq Stock Market (US Companies) and Nasdaq stocks (SIC 7900-7999 US Companies amusement and recreation services)(1).

                Riviera         NYSE/AMEX/Nasdaq             Nasdaq
                                  US Companies             (SIC 79xx)
                                                       US Amusement Companies
  5/13/96       100.0                   100.0                   100.0
 12/31/96        95.8                   110.6                    82.3
 12/31/97        86.6                   144.7                    98.2
 12/31/98        29.4                   178.7                    85.0
 12/31/99        42.9                   224.2                   109.2
 12/31/00        47.9                   199.1                    92.2

(1) Comprised of companies whose stock is traded on the Nasdaq National Market and whose standard industrial classification is within 7900-7999. The Company does not necessarily believe that this is an indication of the value of the Company's stock.

Stock Transactions

         On April 20, 2000, pursuant to a private transaction with personal funds, Messrs. Westerman, Barengo, Krohn and Johnson purchased, for their personal accounts, a total of 466,030 shares of the Company's common stock from Morgens, Waterfall, Vintiadis & Company, Inc. at the price of $7.50 per share for an aggregate amount of $3,495,225. This transaction represented 12% of the Company's outstanding common stock. Mr. Westerman purchased 346,030 shares for his private account. Mr. Barengo 100,000 shares for his private account, Mr. Krohn 10,000 shares for his private account and Mr. Johnson 10,000 shares for his private account.

         On August 29, 2000, pursuant to a private transaction, the Company purchased 115,000 shares of the Company's common stock from the holdings of James D. Bennett at the price of $7.50 per share for an aggregate amount of $862,500. This transaction represented 3% of the Company's outstanding common stock.

         On October 24, 2000, pursuant to a private transaction, the Company purchased 50,000 shares of the Company's common stock from the holdings of Don
H. Barden at the purchase price of $7.125 per share for an aggregate amount of $356,250. This transaction represented 1.3% of the Company's outstanding common stock.

         On December 19, 2000, pursuant to a private transaction, the Company purchased 92,893 shares of the Company's common stock primarily from the holdings of Stephen S. Taylor at the purchase price of $7.05 per share for an aggregate amount of $654,896. This transaction represented 2.5% of the Company's outstanding common stock.

         On January 3, 2001, pursuant to a private transaction, the Company purchased 7,000 shares of the Company's common stock from the holdings of James
D. Bennett at the price of $7.05 per share.

         The  Company  does not intend to bid for its stock in the open  market,
however,   it  may  respond  to  unsolicited  offers  in  privately   negotiated
transactions in the future.

         Security Ownership of Certain Beneficial Owners and Management

         The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 3, 2001, by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to the Company), (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of April 3, 2001. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                     Shares Beneficially Owned
Name                                                       Number               Percentage
William L. Westerman(1)                                    646,030                  17.6
Robert R. Barengo(1)(2)                                    112,980                   3.0
James N. Land, Jr. (1)(3)                                    3,500                     *
Ronald P. Johnson(1)(4)                                     88,578                   2.4
Duane R. Krohn(1)(4)                                        86,150                   2.3
Robert Vannucci(1)(5)                                       37,646                   1.0
Jerome P. Grippe(1)(6)                                      31,720                     *
Tullio J. Marchionne(1)(7)                                   2,600                     *
Keyport Life Insurance Co.(8)                              857,160                  23.4
SunAmerica Life Insurance Company(9)                       500,000                  13.6
James D. Bennett(10)                                       364,070                   9.9
Stephen S. Taylor(11)                                      149,700                   4.1

All executive officers and directors as a group
(11 persons).(1)(2)(3)(4)(5)(6)(7)                       1,031,310                  27.2

*     Less than 1%.

(1) The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(2) Includes 4,000 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options.
(3) Includes 1,200 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options.
(4) Includes 19,000 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options.
(5) Includes 19,000 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options and 3,478 shares which may be acquired within 60 days of April 3, 2001, pursuant to the terms of the Company's Restricted Stock Plan.
(6) Includes 10,500 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options.
(7) Includes 1,000 shares which may be acquired within 60 days of April 3, 2001, upon the exercise of outstanding options.
(8) The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities.
(9) The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067.
(10) Includes (a) 254,849 shares held by Restructuring Capital Associates, L.P., and Bennett Restructuring Fund, L.P., and (b) 109,221 shares held by Bennett Offshore Restructuring Fund, Inc. The address for Mr. Bennett is c/o Restructuring Capital Associates, L.P., 450 Park Avenue, New York, New York 10022.
(11)    Mr. Taylor's address is 714 South Dearborn Street, Chicago, Illinois
        60605.

           The Company is a party to a registration rights agreement with, among others, Keyport, SunAmerica and affiliates of Restructuring Capital, each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations in addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

                 Certain Relationships and Related Transactions

         William L. Westerman served as a Manager on the Board of Managers of Peninsula Gaming Partners, LLC ("Partners"). Partners is the parent of Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino located in Dubuque, Iowa. Partners engaged Riviera Gaming Management, Inc. ("RGM"), a wholly owned subsidiary of the Company to assist on an interim basis with transitional matters, including the selection of a new Chief Operating Officer to oversee the Diamond Jo operations. RGM has earned fees and expenses in the amount of $278,545 for the year ended December 31, 2000 in connection with this engagement. The Company believes that the fees are no less favorable than would have been paid in an arms length transaction. The Agreement was terminated effective September 30, 2000, and Mr. Westerman resigned his position on the Peninsula Board on December 31, 2000.

           Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly-owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. From May 1996 to March, 2000, Mr. Barengo was a director and is currently a 7% shareholder of AWI, which leases approximately 12,000 square feet of the Riviera Hotel & Casino's casino floor. AWI is the operator of the Riviera Hotel & Casino's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 2000 through December 31, 2000, AWI paid aggregate rent to ROC of approximately $190,000. The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino hotels in Las Vegas. Mr. Barengo resigned his position on the AWI Board in March, 2000.

           As of April 1, 1998, the Company entered into a letter agreement with Mr. Barengo, a member of the Bar of the State of Nevada, pursuant to which Mr. Barengo has been assisting the Company and its outside counsel in enforcing the Company's rights under the terminated Paulson merger, the related litigation, Morgens Waterfall litigation (see Item 3. Legal Proceedings) and with related matters. Under such letter agreement, Mr. Barengo received a fee of $10,000 per month for his consulting services, which services commenced on April 1, 1998, and terminated on December 31, 2000. Effective January 1, 2001, Mr. Barengo was appointed Director of Government and Public Affairs of ROC, becoming an employee of ROC at that time.

           Jeffrey A. Silver is a shareholder in the law firm of Gordon & Silver, Ltd. ("Gordon & Silver"). Gordon & Silver has been engaged by the Company for the defense of various personal injury matters since 1993. From January 1, 2000 through December 31, 2000, the Company paid fees to Gordon & Silver in the amount of $78,500 for the defense of various personal injury claims. As Mr. Silver was not appointed to the Board until February 26, 2001, the fees incurred in 2000 were pursuant to an arms length transaction. Although the Company continues to utilize the services of Gordon & Silver, the Company believes that the fee arrangement is at least as favorable to the Company as in previous years.

             Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company, during the last fiscal year (i) Forms 5 filed by Messrs. Barengo, Land and Barovick to report stock options granted in May, 1999 were filed 70 days late; (ii) a Form 4 filed by Mr. Barovick to report stock options granted in May, 2000, was filed 3 days late; and (iii) other than these specific exceptions, the aforesaid Section 16(a) filing requirements of these and all other officers and directors were met on a timely basis during 1999.

Item 3.    Legal Proceedings

           Paulson, et al. v. Jefferies, Riviera Holdings Corporation, et al., United States District Court for the Central District of California, No. CV 98-2644 (ABC) (the "California Action"). We and the plaintiffs to this action entered into a Settlement Agreement dated as of July 2, 1999. The Settlement Agreement was conditioned upon the United States District court for the Central

District of California (the "Court") entering a Settlement Bar Order and Final Judgment and provided that upon the entering of such an Order: (i) we would pay plaintiff Allen E. Paulson ("Paulson") $3,477,412 ($7.50 per share) for the 463,655 shares of Riviera Holdings Corporation common stock owned by Paulson,
(ii) Paulson would receive $1,522,587.50 from the funds being held in escrow for the benefit of holders of Riviera Holdings Corporation's Contingent Value Rights ("CVRs"), (iii) the remainder of the escrow of approximately $4,340,000 would be distributed to the holders of the CVRs, and (iv) Paulson would file an amended complaint which eliminated allegations of wrongdoing against us.

           On October 7, 1999, the Court entered a Settlement Bar Order and Final Judgment which dismissed the California Action as against us with prejudice, and barred the other defendants to the lawsuit from seeking indemnification against us for claims arising under the federal securities laws or for state law claims arising out of the transactions underlying the plaintiffs' federal security law claims.

           Shortly after the entry of the Settlement Bar Order, we acquired Paulson's stock, and funds were disbursed from escrow as per the terms of the Settlement Agreement.

           Morgens, Waterfall, Vintiadis & Company, Inc., v. Riviera Holdings Corporation, William L. Westerman, Robert R. Barengo, Richard L. Barovick and James N. Land, Jr., as Directors of Riviera Holdings Corporation, United States District court for the District of Nevada (CV-S-99-1383-JBR(RLH)) (the "Nevada Action"). The plaintiff in this action ("Morgens, Waterfall") is a shareholder of Riviera Holdings Corporation and a defendant to the California Action. On September 30, 1999, Morgens, Waterfall commenced this action in Nevada state court, where it sought an order enjoining us from obtaining a Settlement Bar Order in the California Action. We and the other defendants to the Nevada Action removed the action to the United States District Court for the district of Nevada on October 1, 1999. This removal to federal court divested the state court of jurisdiction to consider Morgens, Waterfall's motion for injunctive relief. Morgens, Waterfall filed a complaint with the court, but it did not serve the complaint on any of the defendants.

           On November 1, 1999, Morgens, Waterfall served a notice of motion to remand the Nevada Action from the Nevada federal court back to Nevada state court. We and the other defendants opposed the motion, and on May 24, 2000, the Court denied Morgens Waterfall's motion.

           On January 31, 2000, Morgens, Waterfall served an Amended Summons and a First Amended Verified Complaint on Riviera Holdings Corporation with subsequent service on directors. The Amended Complaint asserts four claims for relief. In the first claim for relief, Morgens, Waterfall asserts that there is a dispute as to the meaning of the amended complaint filed by Paulson in the California Action pursuant to the Settlement Agreement. Morgens, Waterfall seeks an affirmation injunction requiring Riviera Holdings Corporation to seek clarification from Paulson as to the meaning of this amended complaint. In its second claim for relief, Morgens, Waterfall seeks indemnification from Riviera Holdings Corporation for all damages and costs incurred in the California Action by reason of any misconduct alleged by Paulson against Riviera Holdings Corporation. In its third claim for relief, Morgens, Waterfall claims that Riviera Holdings corporation and the director defendants breached its fiduciary duties to Morgens, Waterfall when it consummated the Settlement Agreement and secured the settlement Bar Order because it left Morgens, Waterfall unprotected from claims based on Riviera Holdings Corporation's alleged misconduct and, in addition, harmed Morgens, Waterfall because Riviera Holdings Corporation allegedly paid too much for Paulson's stock. Morgens, Waterfall styles its fourth claim for relief as a "derivative claim" and asserts it only against the director defendants. Morgens, Waterfall claims that the director defendants violated their fiduciary duties by entering into the Settlement Agreement and securing the Settlement Bar Order.

           On April 17, 2000 the Company and its directors moved to dismiss Morgens Waterfall's Amended Complaint. In response, Morgens Waterfall opposed the directors' motion but "conceded" its claim against the Company. As a consequence, Morgens Waterfall no longer asserts any claim against the Company, but it has opposed dismssing the Company from the action on the ground that the Company is a "nominal defendant" with respect to the derivative claims asserted by Morgens Waterfall against the directors. The directors' motion to dismiss has not yet been decided by the Court. We believe all these claims are without merit and intend to vigorously defend against them.

           We are also a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. We do not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of our operations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent certified public accountants of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

           The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

           Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received at the Company's executive offices in writing no later than December 31, 2001, and no sooner than November 15, 2001 for inclusion in the Company's Proxy Statement with respect to such meeting.

                          RIVIERA HOLDINGS CORPORATION

                                          By William L. Westerman
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.